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                            VERTEX INTERACTIVE, INC.
    23 CAROL STREET. CLIFTON, N.J. 07014. (973) 777-3500. FAX (973) 472-0814

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PRESS RELEASE                                         FOR IMMEDIATE DISTRIBUTION
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CONTACT:
Nicholas Toms                                         Stan Altschuler/Richard Cooper
Vertex Interactive, Inc.                               Strategic Growth International, Inc.
(973) 777-3500                                        (516) 829-7111 . sgi@netmonger.net
investorrelations@vertexinteractive.com
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                           VERTEX INTERACTIVE ACQUIRES
                           RENAISSANCE SOFTWARE, INC.

   RENAISSANCE IS A MAJOR PROVIDER OF ENTERPRISE LEVEL SUPPLY CHAIN EXECUTION
                                    SOFTWARE
    ACQUISITION ESTABLISHES VERTEX AS A LEADING PROVIDER OF WEB-BASED SUPPLY
                           CHAIN MANAGEMENT SOLUTIONS
          TRANSACTION IMMEDIATELY ACCRETIVE TO CASH EARNINGS PER SHARE
                CHASE H & Q REPRESENTED VERTEX IN THE TRANSACTION

CLIFTON, N.J., SEPTEMBER 19, 2000 -VERTEX INTERACTIVE, INC. (NASDAQ-NMS: VETX) ("Vertex" or the "Company") today announced the acquisition of Renaissance Software, Inc. in a transaction valued at approximately $50 million, paid for through the issuance of approximately 3.6 million shares of Vertex common stock, and the reserving of 500,000 shares of its common stock for future issuance in connection with outstanding options and warrants of Renaissance. The acquisition of Renaissance will be immediately accretive to Vertex's cash earnings per share, commencing with the current quarter ending September 30, 2000. The investment banking firm of Chase H & Q acted as advisors to Vertex in the structuring and negotiation of this transaction.

Renaissance is a leading provider of e-business supply chain management software. Renaissance's suite of supply chain Internet applications or e-Supply Chain Management (e-SCM) consist of three major components: warehouse management (e-WMS), order management (e-Order) and distribution (e-Distribution). The e-SCM suite is the first state-of-the-art Enterprise level management tool written entirely from the ground up as a Java-based web product, enabling customers, suppliers, and trading partners immediate access to mission critical supply chain information on a real-time basis. The software is designed to facilitate the global management of resources and information; to reduce costs; decrease the level of required on-hand inventory, and most importantly, increase revenues.

Renaissance is headquartered in Lake Success, NY, and has regional offices in New Jersey, Illinois, Wisconsin, North Carolina and California, including an extensive research and development team who will continue to expand the company's leading edge product line. Renaissance has major strategic alliances with IBM, Oracle, i2 Technologies, Northrop Grumann and Compaq, and a bluechip client base that includes ConAgra, Wal-Mart Stores, Volvo Trucks (North America), Air Express International, Avery Dennison, Rand McNally, Formica, LaGrange (France), SEEBoard (UK), Albert et Cie (France), and Iowa Beef Products. Renaissance is expected to achieve record revenues of approximately




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$12 million during the current fiscal year ending December 31, 2000, a 100%
increase over fiscal 1999, with a growing backlog of contracts currently exceeding $10 million, indicative of the explosive demand for interactive, real-time enterprise level supply chain management solutions.

As a result of the acquisition of Renaissance, Vertex now offers the broadest and most complete suite of supply chain management and technology tools in the world. Additionally Vertex will immediately capitalize on significant cross marketing opportunities that exist between the customer bases of both companies. Vertex believes that a significant number of Renaissance's existing customers will integrate their existing systems with other Vertex products and technologies, such as the PicRite'r' pick-to-light wireless inventory management system. Vertex will also market Renaissance's suite of supply chain Internet applications to its current and future customers, both in North America, Europe and the Mid-East, and will become a focal point of its expanding product line, and growing global presence as the leading supplier of supply chain management solutions.

Mr. Bob Schilt, President and CEO of Renaissance stated, "Quite simply, Vertex provides Renaissance and its customers with the scale, the worldwide platform and a suite of complementary products and services which will enable our combined companies to address any supply chain need from e-order entry, through e-warehouse management and e-distribution."

Nicholas Toms, Joint Chairman and Joint CEO, commented, "We are delighted that Renaissance has joined forces with Vertex. This is our most significant acquisition completed to date and fulfills our mission of building a fully integrated supply chain management solutions company. The addition of Renaissance's e-SCM product suite sets us apart as the most comprehensive provider of advanced, interactive and real-time web-based, supply chain management software products and technology solutions in the world, immediately enhancing our global marketing presence".

Hugo Biermann, Joint Chairman and Joint CEO of Vertex stated, "The acquisition of Renaissance and its impact on the markets we serve positions our Company at the forefront of the international Supply Chain software solutions business. Our extensive European operation immediately expands Renaissance's market opportunities, by offering its cutting-edge product suite to our existing blue-chip customer list. We welcome Bob and Lou Schilt and the entire Renaissance team and look forward to working closely with them".

ABOUT VERTEX INTERACTIVE:

Vertex Interactive, Inc. provides business-to-business fulfillment technologies, including those that enhance the productivity of mobile workers across the supply chain in such business critical areas as customer relationship management, enterprise applications integration; logistics, inventory and warehouse resource management, distribution and transportation planning and route accounting. The Company has also developed proprietary web-enabled and e-business related technologies, and is a member of the IBM Partners World For Developers Program. Vertex has a rapidly growing international presence, with operations currently throughout North America and Europe. For additional information, please visit us on the Internet at www.vertexinteractive.com.

CERTAIN STATEMENTS INCLUDED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM SUCH STATEMENTS EXPRESSED OR IMPLIED HEREIN AS A RESULT OF A VARIETY OF FACTORS, INCLUDING, BUT NOT LIMITED TO, THE DEVELOPMENT AND IMPLEMENTATION OF THE TECHNOLOGIES, THE SUCCESS OF CO-DEVELOPMENT PROGRAMS AND JOINT VENTURES, THE ACCEPTANCE BY THE MARKET OF THE COMPANY'S PRODUCTS, COMPETITION, THE TIMING OF PROJECTS AND TRENDS IN FUTURE OPERATING PERFORMANCE AND CHANGES IN TECHNOLOGY, AS WELL AS OTHER FACTORS EXPRESSED FROM TIME TO TIME IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). AS A RESULT, THIS PRESS RELEASE SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S PERIODIC FILINGS WITH THE SEC.

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